Exhibit 24.2

DUKE ENERGY CORPORATION

CERTIFIED RESOLUTION

FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized and directed to prepare or cause to be prepared, in the name and on behalf of the Corporation, one or more Registration Statements on Form S-8 (the “Plan Registration Statement”) providing for the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the Duke Shares subject to issuance under the Duke RSU Awards.

FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized to execute, personally or by attorney-in-fact, and cause to be filed with the Securities and Exchange Commission (the “SEC”), in the name and on behalf of the Corporation, the Plan Registration Statement, together with the documents required as exhibits to the Plan Registration Statement and any other documents or instruments that may be required at any time to be filed with the SEC with respect to the proposed registration and offering of the Duke Shares subject to issuance under the Duke RSU Awards, such filing to occur as soon as administratively practicable following the Effective Time.

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I, Robert T. Lucas III, Assistant Corporate Secretary of Duke Energy Corporation, do hereby certify that the foregoing is a full, true and complete extract from the Minutes of the regular meeting of the Board of Directors of said Corporation held on August 25, 2016, at which meeting a quorum was present.

IN WITNESS WHEREOF, I have hereunto set my hand, this the 3rd day of October, 2016.

By:	/s/ Robert T. Lucas III
Name:	Robert T. Lucas III
Title:	Assistant Corporate Secretary